                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

            Information to be Included in Statements Filed Pursuant
          to Rules 13d-1(b), (c), and (d) and Amendments Thereto Filed
                              Pursuant to 13d-2(b)

                               (Amendment No. 2)*

                         WORLDPORT COMMUNICATIONS, INC.
        ________________________________________________________________
                                (Name of issuer)

                   Common Stock, par value $0.0001 per share
        ________________________________________________________________
                         (Title of class of securities)

                                   98155J105
                         _____________________________
                                 (CUSIP number)


                                 July 27, 2000
                _______________________________________________
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

--------------------------------------------------------------------------------
  CUSIP No. 98155J105                13G                  Pages 2 of 17 Pages
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       JO Hambro Capital Management (Holdings) Limited
       No I.R.S. Identification Number
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           England
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

                               0
      NUMBER OF    -------------------------------------------------------------
       SHARES        6.   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 5,133,500
        EACH       -------------------------------------------------------------
      REPORTING      7.   SOLE DISPOSITIVE POWER
       PERSON
        WITH                   0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                               5,133,500
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,133,500
--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           16.6%
------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

           HC, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  CUSIP No. 98155J105                 13G                 Pages 3 of 17 Pages
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      JO Hambro Capital Management Limited
      No I.R.S. Identification Number
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           England
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

                               0
      NUMBER OF    -------------------------------------------------------------
       SHARES        6.   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 5,133,500
        EACH       -------------------------------------------------------------
      REPORTING      7.   SOLE DISPOSITIVE POWER
       PERSON
        WITH                   0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                               5,133,500
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,133,500
--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           16.6%
------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

           LA, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  CUSIP NO. 98155J105                13G                  Pages 4 of 17 Pages
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       American Opportunity Trust plc
       No I.R.S. Identification Number
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           England
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

                               0
      NUMBER OF    -------------------------------------------------------------
       SHARES        6.   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 750,000
        EACH       -------------------------------------------------------------
      REPORTING      7.   SOLE DISPOSITIVE POWER
       PERSON
        WITH                   0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                               750,000
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           750,000
--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.4%
------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON

           IV, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  CUSIP No. 98155J105                13G                  Pages 5 of 17 Pages
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       Christopher Harwood Bernard Mills
       No I.R.S. Identification Number
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           England
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

                               0
      NUMBER OF    -------------------------------------------------------------
       SHARES        6.   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 5,133,500
        EACH       -------------------------------------------------------------
      REPORTING      7.   SOLE DISPOSITIVE POWER
       PERSON
        WITH                   0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                               5,133,500
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,133,500
--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           16.6%
------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

           IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  CUSIP No. 98155J105                13G                  Pages 6 of 17 Pages
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       Oryx International Growth Fund Limited
       No I.R.S. Identification Number
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           Guernsey (Channel Islands)
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

                               0
      NUMBER OF    -------------------------------------------------------------
       SHARES        6.   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 625,000
        EACH       -------------------------------------------------------------
      REPORTING      7.   SOLE DISPOSITIVE POWER
       PERSON
        WITH                   0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                               625,000
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           625,000
--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.0%
------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON

           IV, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  CUSIP No. 98155J105                13G                  Pages 7 of 17 Pages
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       Consulta (Channel Islands) Limited
       No I.R.S. Identification Number
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           Guernsey (Channel Islands)
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

                               0
      NUMBER OF    -------------------------------------------------------------
       SHARES        6.   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 625,000
        EACH       -------------------------------------------------------------
      REPORTING      7.   SOLE DISPOSITIVE POWER
       PERSON
        WITH                   0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                               625,000
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           625,000
--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.0%
------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

           IA, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  CUSIP No. 98155J105                13G                  Page 8 of 17 Pages
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       Trident North Atlantic Fund
       No I.R.S. Identification Number
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

                               0
      NUMBER OF    -------------------------------------------------------------
       SHARES        6.   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 400,000
        EACH       -------------------------------------------------------------
      REPORTING      7.   SOLE DISPOSITIVE POWER
       PERSON
        WITH                   0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                               400,000
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           400,000
--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.3%
------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

           IV, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  CUSIP No. 98155J105                13G                  Pages 9 of 18 Pages
--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       The Trident European Fund
       No I.R.S. Identification Number
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

                               0
      NUMBER OF    -------------------------------------------------------------
       SHARES        6.   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 850,000
        EACH       -------------------------------------------------------------
      REPORTING      7.   SOLE DISPOSITIVE POWER
       PERSON
        WITH                   0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                               850,000
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           850,000
--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.8%
------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

           IV, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              AMENDMENT NO. 2 TO
                           STATEMENT ON SCHEDULE 13G
                           -------------------------

    This Amendment No. 2 to Statement on Schedule 13G (the "Amendment") is filed on behalf of the parties (the "Filing Parties") to the Joint Filing Agreement dated as of August 24, 2000, as filed herewith. This Amendment amends and restates Items 1 through 10 of the Statement on Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on May 26, 2000, as amended by Amendment No. 1 filed with the SEC on June 7, 2000.

Item 1(a).     Name of Issuer:
               --------------

     Worldport Communications, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

     1825 Barrett Lakes Blvd., Suite 100, Kennesaw, Georgia 30144.

Item 2(a).     Name of Person Filing:
               ---------------------

     This Statement is filed on behalf of the "Filing Parties":

1. J O Hambro Capital Management (Holdings) Limited ("Holdings") is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London, SW1Y 6QB England. Holdings functions as the ultimate holding company for J O Hambro Capital Management.

2. J O Hambro Capital Management Limited ("J O Hambro Capital Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London, SW1Y 6QB England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and American Opportunity Trust and as investment adviser to Oryx and investment manager to certain private clients.

3. Christopher Harwood Bernard Mills is a British citizen whose business address is Ryder Court, 14 Ryder Street, London, SW1Y 6QB England. His principal employment includes service as executive director of NASCIT, as a director of J O Hambro Capital Management and Oryx, and as co-investment adviser to NASCIT and American Opportunity Trust.

4. American Opportunity Trust plc ("American Opportunity Trust"), formerly named Leveraged Opportunity Trust plc, is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London, SW1Y 6QB England. American Opportunity Trust is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to American Opportunity Trust.

5. Oryx International Growth Fund Limited ("Oryx") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's

     Avenue, St. Peter Port, Guernsey. Oryx is a closed-end investment company. J O Hambro Capital Management serves as investment adviser to Oryx and Consulta serves as investment manager to Oryx.

6. Consulta (Channel Islands) Limited ("Consulta") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Consulta is principally engaged in the business of investment management and advising and serving as investment manager to Oryx.

7. The Trident North Atlantic Fund ("Trident North Atlantic") is an open-ended investment Company incorporated in the Cayman Islands with its principal office and business at P.O. Box 309 Ugland House, George Town, Grand Cayman, Cayman Islands. Christopher Harwood Bernard Mills serves as a director of Trident North Atlantic and J O Hambro Capital Management serves as an investment adviser to Trident North Atlantic.

8. The European Fund ("Trident European") is an open-ended investment Company incorporated in the Cayman Islands with its principal office and business at P.O. Box 309 Ugland House, George Town, Grand Cayman, Cayman Islands. Basil Postan serves as a director of Trident European and J O Hambro Capital Management serves as an investment adviser to Trident European.

Item 2(b).     Address of Principal Business Office or, if None, Residence:
               -----------------------------------------------------------

     The principal business address of the Filing Parties is c/o J O Hambro Capital Management Limited, Ryder Court, 14 Ryder Street, London, SW1Y 6QB England.

Item 2(c).     Citizenship:
               -----------

     England

Item 2(d).     Title of Class of Securities:
               ----------------------------

     Common Stock, par value $0.0001 per share.

Item 2(e).  CUSIP Number:
            ------------

     98155J105

Item 3.   If the statement is filed pursuant to Rules 13d-1(b) or 13d-2(b),
          -----------------------------------------------------------------
          check whether the person filing is a:
          ------------------------------------

     Not Applicable.

Item 4.   Ownership:
          ---------

     The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties as of August 9, 2000 are as follows:


                                                          Number of      Number of
                                           Number of       Shares:      Shares: Sole
                            Aggregate     Shares: Sole     Shared        or Shared
       Filing               Number of       Power to      Power to        Power to    Approximate
       Party                 Shares:         Vote:          Vote           Dispose     Percentage*
----------------------- -------------- --------------- ------------- --------------- --------------
Holdings                    5,133,500             0      5,133,500       5,133,500        16.6%

J O Hambro Capital          5,133,500             0      5,133,500       5,133,500        16.6%
Management

Christopher H.B. Mills      5,133,500             0      5,133,500       5,133,500        16.6%

American Opportunity          750,000             0        750,000         750,000         2.4%
Trust

Oryx                          625,000             0        625,000         625,000         2.0%

Consulta                      625,000             0        625,000         625,000         2.0%

Trident North Atlantic        400,000             0        400,000         400,000         1.3%

Trident European              850,000             0        850,000         850,000         2.8%
---------------------------------------------------------------------------------------------------

     * Based on 30,855,338 shares of Common Stock, par value $0.0001 per share, outstanding as of August 10, 2000, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2000.

Item 5.   Ownership of Five Percent or Less of a Class:
          --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following [   ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
          ---------------------------------------------------------------

     As co-investment advisers to American Opportunity Trust, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of January 7, 1993 between American Opportunity Trust and J O Hambro Capital Management.

     As investment manager for Oryx, Consulta has the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between Oryx and Consulta. As investment adviser to Oryx, J O Hambro Capital Management has the right to transfer the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between J O Hambro Capital Management and Consulta.

     As investment manager for certain of its private clients, J O Hambro Capital Management has the right to transfer and vote the shares of Common Stock of the Company pursuant to either agreements or arrangements entered into with such private clients.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company:
          --------------------------------------------------------

     Not Applicable.

Item 8.   Identification and Classification of Members of the Group:
          ---------------------------------------------------------

     See Item 2(a).

Item 9.   Notice of Dissolution of Group:
          ------------------------------

     Not Applicable.

Item 10.  Certification:
          -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 24, 2000       J O HAMBRO CAPITAL MANAGEMENT LIMITED


                              By:    /s/ R. G. Barrett
                                     -------------------------
                              Name:  R. G. Barrett
                              Title: Director

                              Executed on behalf of the parties hereto pursuant to the Joint Filing Agreement as herewith filed.

                                   EXHIBITS

The following documents are filed herewith:

(a) Joint Filing Agreement dated as of August 24, 2000 among Holdings, J O Hambro Capital Management, American Opportunity Trust, Christopher Harwood Bernard Mills, Oryx, Consulta and Trident North Atlantic, and Trident European.

                            JOINT FILING AGREEMENT

                             JOINT FILING AGREEMENT

The undersigned hereby agree that the Amendment No. 2 to the Statement on
Schedule 13G dated May 26, 2000 with respect to the shares of Common Stock, $0.0001 par value, of Worldport Communications, Inc. and any further amendments thereto executed by each or any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Date: August 24, 2000         J O HAMBRO CAPITAL MANAGEMENT LIMITED

                              /s/ R. G. Barrett
                              -----------------------------
                              Name:  R. G. Barrett
                              Title: Director


Date: August 24, 2000         J O HAMBRO CAPITAL MANAGEMENT
                              (HOLDINGS) LIMITED

                              /s/ R. G. Barrett
                              -----------------------------
                              Name:  R. G. Barrett
                              Title: Director


Date: August 24, 2000         AMERICAN OPPORTUNITY TRUST PLC

                              By:  J O Hambro Capital Management Limited,
                                   Its investment advisor

                              /s/ R. G. Barrett
                              -----------------------------
                              Name:  R. G. Barrett
                              Title: Director


Date: August 24, 2000         CHRISTOPHER H. B. MILLS

                              /s/ C.H.B. Mills
                              -----------------------------

Date: August 24, 2000         ORYX INTERNATIONAL GROWTH FUND LIMITED


                              By:  J O Hambro Capital Management Limited,
                                   Its investment advisor


                              By:  /s/ R. G. Barrett
                                   -----------------------------
                              Name:  R. G. Barrett
                              Title: Director


Date: August 24, 2000         CONSULTA (CHANNEL ISLANDS) LTD


                              By:  /s/ Barry Carroll
                                   -----------------------------
                              Name:  Barry Carroll
                              Title: Director


Date: August 24, 2000         THE TRIDENT NORTH ATLANTIC FUND


                              By:  J O Hambro Capital Management Limited,
                                   Its investment advisor


                              By:  /s/ R. G. Barrett
                                   -----------------------------
                              Name:  R. G. Barrett
                              Title: Director


Date: August 24, 2000         THE TRIDENT EUROPEAN FUND


                              By:  J O Hambro Capital Management Limited,
                                   Its investment advisor


                              By:  /s/ R. G. Barrett
                                   -----------------------------
                              Name:  R. G. Barrett
                              Title: Director